UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 18, 2009

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-13699 (Commission File Number)	95-1778500 (IRS Employer Identification Number)

870 Winter Street, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 522-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 18, 2009, Raytheon Company (the “Company”) entered into two new credit facilities in the aggregate amount of $1.5 billion, and, as noted in Item 1.02, terminated its $2.2 billion credit facility. The following summary of the new credit facilities is qualified in its entirety by the credit agreements that are filed as exhibits with this Report, to which reference should be made for complete information.

The first new credit facility entered into by the Company and Raytheon United Kingdom Limited (“RUK”) is a Three-Year Competitive Advance and Revolving Credit Facility (the “3-Year Credit Agreement”) with certain financial institutions as lenders and JPMorgan Chase Bank, N.A., as administrative agent. The obligations of RUK under the 3-Year Credit Agreement are guaranteed by the Company. The 3-Year Credit Agreement provides for a $1 billion revolving facility, which includes an $850 million revolving facility that is available solely to the Company and a $150 million revolving facility that is available to both the Company and RUK. This $1 billion facility includes a $500 million letter of credit sublimit, of which no more than $150 million is available to RUK. This $1 billion revolving facility matures on November 18, 2012, and requires no scheduled prepayments before that date. The 3-Year Credit Agreement is unsecured.

The second new credit facility entered into by the Company is a 364-Day Competitive Advance and Revolving Credit Facility (the “364-Day Credit Agreement” and, together with the 3-Year Credit Agreement, the “Credit Agreements”) with certain financial institutions as lenders and JPMorgan Chase Bank, N.A., as administrative agent. The 364-Day Credit Agreement provides for a $500 million revolving facility. This revolving facility matures on November 17, 2010 (the “Termination Date”), and requires no scheduled prepayments before that date. The Company has the option on the Termination Date to convert the revolving loans under the 364-Day Credit Agreement to term loans, and upon such conversion, such term loans would mature on November 17, 2011. The 364-Day Credit Agreement is unsecured.

The interest rates applicable to loans under the Credit Agreements involve various rate options that are generally available to the Company and, as applicable, to RUK. The rates are calculated using a combination of conventional base rate measures plus a margin over those rates. The base rates include an alternative base rate and various Eurocurrency rates. The actual rate will depend on the level of these underlying rates plus a margin based on the Company’s credit default swap spread, with minimum and maximum margins that are based on the Company’s credit rating. In addition, the Company is permitted to seek loans at interest rates that are determined through a competitive bid process. The Credit Agreements also provide for facility fees that vary depending on the facility and the Company’s credit rating. As under the Company’s terminated credit agreement, the Credit Agreements also provide for conventional affirmative and negative covenants, including continuing financial covenants relating to interest coverage and indebtedness to capitalization. In addition, the Credit Agreements contain certain customary representations and warranties, and events of default, similar to those in the terminated credit agreement.

Some of the lenders under the 3-Year Credit Agreement and under the 364-Day Credit Agreement and their affiliates have various relationships with the Company involving the provision of financial services, including cash management, investment banking, and trust and leasing services. In addition, the Company has entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

Item 1.02:	Termination of a Material Agreement.

In connection with entering into the Credit Agreements, on November 18, 2009, the Company terminated its Five-Year Competitive Advance and Revolving Credit Facility dated as of March 24, 2005 among the Company, as the Borrower, the lenders named therein, Bank of America, N.A., as Syndication Agent, Citicorp USA, Inc. and Credit Suisse First Boston, as Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent. The terminated credit agreement provided for a $2.2 billion unsecured revolving credit facility. The Company terminated this agreement early without penalty.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Three-Year Competitive Advance and Revolving Credit Facility by and among Raytheon Company, as the Borrower, Raytheon United Kingdom Limited, as the UK Borrower, the Lenders named therein, and the Syndication Agent, Documentation Agents and Administrative Agent named therein, dated as of November 18, 2009.

10.2	364-Day Competitive Advance and Revolving Credit Facility by and among Raytheon Company, as the Borrower, the Lenders named therein, and the Syndication Agent, Documentation Agents and Administrative Agent named therein, dated as of November 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYTHEON COMPANY

Date: November 24, 2009	By:	/s/ Jay B. Stephens
Jay B. Stephens
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1

Three-Year Competitive Advance and Revolving Credit Facility by and among Raytheon Company, as the Borrower, Raytheon United Kingdom Limited, as the UK Borrower, the Lenders named therein, and the Syndication Agent, Documentation Agents and Administrative Agent named therein, dated as of November 18, 2009.

10.2

364-Day Competitive Advance and Revolving Credit Facility by and among Raytheon Company, as the Borrower, the Lenders named therein, and the Syndication Agent, Documentation Agents and Administrative Agent named therein, dated as of November 18, 2009.

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